UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: January 8, 2010

TRUE PRODUCT ID, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-29249	16-1499611
(Commission File Number)	(IRS Employer Identification Number)

Michael Cimino, President

  175 Strafford Avenue, Suite One
(Address of principal executive office (street and number))

Wayne, PA  19087
(City, state and zip code)

(610) 687-7668
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 8, 2010, the Board of Directors, accepted the resignation of Michael J. Antonoplos as the sole director of the Board and his positions as an officer of the Company (except for Secretary, which he retains). To fill the vacancies created by Mr. Antonoplos’, the Board appointed Michael M Cimino as the Company’s President and as the Chairman of the Board of Directors. The Board also authorized Mr. Antonoplos to enter into and execute an employment agreement with Mr. Cimino, which was executed the same day. The employment agreement provides in part: “Provided sufficient funds are available, during the three year Employment Period, the Company shall pay Executive a base salary at the rate of not less than $7,200.00 per month ("Base Salary"). After three months, subject to the availability of sufficient funds as mentioned above and profitability of the Company, the Base Salary shall increase to $10,800 per month and three months thereafter, subject to the previous revisions, the base salary shall increase to $14,400.”  The agreement also provided that: “On the Commencement Date, the Company shall issue to Executive two million (2,000,000) restricted shares of the Company's common stock. This issuance is to compensate Executive for services previously provided by Executive to the Corporation.”

On January 13, 2010, The Board authorized Mr. Cimino to enter into and execute an employment agreement with Mr. Cameron Moriarty to become the CEO of the Company and was executed the same day. The employment agreement provides in part: “Provided sufficient funds are available, during the three year Employment Period, the Company shall pay Executive a base salary at the rate of not less than $7,200.00 per month ("Base Salary"). After three months, subject to the availability of sufficient funds as mentioned above and profitability of the Company, the Base Salary shall increase to $10,800 per month and three months thereafter, subject to the previous revisions, the base salary shall increase to $14,400.”  The agreement also provided that: “On the Commencement Date, the Company shall issue to Executive two million (2,000,000) restricted shares of the Company's common stock. One Million of the aforementioned shares are for services performed prior to October 2, 2007. This issuance is to compensate Executive for services previously provided by Executive to the Corporation.

Michael M. Cimino, age 57, was previously a Director and Officer of True Product ID, Inc.in 2006 at its inception.  He subsequently resigned from its Board of Directors on November 6, 2006. Mr. Cimino brings many talents to the Company as a past President and Chairman of a technology orientated public company including experience in the infomercial industry, direct response television industry. He is experienced in increasing shareholder value and communicating the company’s vision to investors and shareholders alike.

Cameron Moriarty, age 56, was previously a consultant for the Company and was an officer and director of the company from which TPID was spun out, Sure Trace Security Corp., an American public company specializing in anti-counterfeit technology for International Brands and Governments.  Among Cameron’s more recent achievements he was CEO of Bang On Communications where he led a international team of marketing & branding professionals serving clients around the world in multiple business sectors. Cameron was CEO of Globe Staff Consulting headquartered in France developing new geo-localization technologies in the fight against terrorism in conjunction with the national / local police and the ministry of the interior for the Republic of France. Cameron currently consults in the security sector for TRUE product ID to establish related applications for Governments and the European private sector.

He has an extensive global marketing, communications and management background with both private and public sector companies. His post secondary education was in fine arts and advertising and he holds degrees in both. He has always actively participated by donating his time and experience to charitable causes and was a founding governor of the Independence Association for mentally handicapped people. Cameron also led the communications team to develop the art of medicine for B.C. Cancer Research in the quest for developing the mapping of human DNA in the fight against all forms of cancer. He has held senior management positions in several businesses including communications, oil & gas, manufacturing and retail. He has developed and executed sales strategies in excess of $80 M annually. Cameron’s professional postings and career highlights have included Vice President of Leone (an 18 thousand sq. ft. retail fashion department store representing such brands as Versace, Armani and DKNY) and Creative Director & Vice President of Foote Cone & Belding. This was a position in an international advertising agency where he developed and executed brand strategies for companies such as Mazda, Air Canada and the Federal/ Provincial Governments of Canada. Cameron was also Vice President of Superstar Group Inc., where he managed a regional retail chain consisting of 1,500 employees, 80 stores and 7 retail divisions including the first independent Nike stores with sales in excess of $60 M annually.
2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

TRUE PRODUCT ID, INC.

Signature	Date

By: /s/ Michael J. Antonoplos	January 13, 2010
Name: Michael J. Antonoplos
Title: Secretary, True Product ID, Inc.

3